Exhibit 99.1

News Release

BOARDWALK ANNOUNCES FOURTH QUARTER 2014 RESULTS
AND QUARTERLY DISTRIBUTION OF $0.10 PER UNIT

HOUSTON, February 9, 2015 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.10 ($0.40 annualized) payable on February 26, 2015, to unitholders of record as of February 19, 2015.
The Partnership also announced its results for the fourth quarter and year ended December 31, 2014, which included the following items:

•
Operating revenues of $304.6 million for the quarter and $1,233.8 million for the year ended December 31, 2014, a 3% decrease and a 2% increase from $312.9 million and $1,205.6 million in the comparable 2013 periods;

•
Net income attributable to controlling interests of $36.8 million for the quarter and $233.6 million for the year ended December 31, 2014, an 89% increase and an 8% decrease from $19.5 million and $253.7 million in the comparable 2013 periods;

•
Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) of $158.7 million for the quarter and $687.6 million for the year ended December 31, 2014, a 22% increase and a slight decrease from $129.6 million and $688.7 million in the comparable 2013 periods; and

•
Distributable cash flow of $106.7 million for the quarter and $449.4 million for the year ended December 31, 2014, a 23% and 20% decrease from $138.9 million and $558.6 million in the comparable 2013 periods.

Compared with the fourth quarter of 2013, the Partnership’s operating revenues, net of fuel and transportation expenses, were impacted by the effects of continued unfavorable market conditions on its storage and parking and lending revenues. Excluding the effects of asset impairment charges primarily from a goodwill impairment charge recognized in 2013, Adjusted EBITDA was also impacted by higher operating expenses primarily from increased maintenance spending, acquisition costs related to the acquisition of the Evangeline pipeline system as well as employee-related costs.

Operating results for the full year were impacted by the factors discussed above, colder winter weather experienced in the first half of 2014 and a $10.0 million charge to net income attributable to controlling interests related to the Bluegrass project. The 2013 period was favorably impacted by a gain on the sale of operating assets of $29.5 million, which generated $60.7 million of distributable cash flow. Distributable cash flow for 2014 was impacted by higher maintenance capital expenditures as compared with 2013 and the purchase of storage base gas for the Partnership’s pipeline systems.
Capital Program
Growth capital expenditures were $298.3 million and maintenance capital expenditures were $91.4 million for the year ended December 31, 2014. In 2014, the Partnership purchased $14.7 million of natural gas to be used as base gas for our pipeline systems.

Exhibit 99.1

Conference Call

The Partnership has scheduled a conference call for February 9, 2015, at 9:30 a.m. Eastern time to review the quarterly results, current market conditions and distribution amount. The earnings webcast may be accessed via the Boardwalk website at www.bwpmlp.com. Please access the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 299-4454 for callers in the U.S. or (617) 597-5447 for callers outside the U.S. The PIN number to access the call is 53827864.

Replay
An online replay will be available on the Boardwalk website immediately following the call.
Non-GAAP Financial Measures - Adjusted EBITDA and Distributable Cash Flow
The Partnership uses non-GAAP measures to evaluate its business and performance, including adjusted EBITDA and distributable cash flow. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the midstream portion of the natural gas and natural gas liquids industry. Distributable cash flow is used as a supplemental financial measure by management and by external users of the Partnership's financial statements to assess the Partnership's ability to make cash distributions to its unitholders and general partner.

Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA and distributable cash flow are not necessarily comparable to similarly titled measures of another company.
About Boardwalk
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that provides transportation, storage, gathering and processing of natural gas and liquids for its customers. Boardwalk and its subsidiaries own and operate approximately 14,625 miles of natural gas and liquids pipelines and underground storage caverns with an aggregate working gas capacity of approximately 208 billion cubic feet and liquids capacity of approximately 18 million barrels. Boardwalk is a subsidiary of Loews Corporation (NYSE: L), which holds 53% of Boardwalk's equity, excluding incentive distribution rights. Additional information about the Partnership can be found on its website at www.bwpmlp.com.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Operating Revenues:
Transportation	$276.2	$268.1	$1,065.1	$1,028.0
Parking and lending	1.9	4.0	23.3	23.9
Storage	19.4	28.0	89.5	110.9
Other	7.1	12.8	55.9	42.8
Total operating revenues	304.6	312.9	1,233.8	1,205.6
Operating Costs and Expenses:
Fuel and transportation	25.9	24.8	120.7	93.4
Operation and maintenance	61.9	55.5	198.8	186.5
Administrative and general	35.9	28.0	125.0	117.4
Depreciation and amortization	77.7	68.8	288.7	271.6
Asset impairment	1.5	2.9	10.1	4.1
Goodwill impairment	—	51.5	—	51.5
Net gain on sale of operating assets	—	(0.3)	(1.1)	(29.5)
Taxes other than income taxes	21.2	23.2	93.5	96.1
Total operating costs and expenses	224.1	254.4	835.7	791.1
Operating income	80.5	58.5	398.1	414.5
Other Deductions (Income):
Interest expense	44.4	41.2	165.5	163.4
Interest income	(0.2)	(0.1)	(0.6)	(0.5)
Equity (earnings) losses in unconsolidated affiliates	(0.4)	0.6	86.5	1.2
Miscellaneous other income, net	(0.2)	(0.1)	(0.5)	(0.3)
Total other deductions	43.6	41.6	250.9	163.8
Income before income taxes	36.9	16.9	147.2	250.7
Income taxes	—	0.2	0.4	0.5
Net income	36.9	16.7	146.8	250.2
Net earnings (loss) attributable to noncontrolling interests	0.1	(2.8)	(86.8)	(3.5)
Net income attributable to controlling interests	$36.8	$19.5	$233.6	$253.7
Net Income per Unit:
Basic net income per unit:
Common units	$0.15	$0.08	$0.94	$1.00
Class B units	$—	$(0.02)	$—	$0.05
Weighted-average number of units outstanding - basic:
Common units	243.3	241.2	243.3	220.5
Class B units	—	2.0	—	17.6
Diluted net income per unit:
Common units	$0.15	$0.08	$0.94	$0.96
Class B units	$—	$—	$—	$0.48
Weighted-average number of units outstanding - diluted:
Common units	243.3	243.2	243.3	226.8
Class B units	—	—	—	11.3
Cash distribution declared and paid to common units	$0.10	$0.5325	$0.40	$2.13
Cash distribution declared and paid to class B units	$—	$—	$—	$0.90

Exhibit 99.1

The following table presents a reconciliation of the Partnership's adjusted EBITDA and distributable cash flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Net income attributable to controlling interests	$36.8	$19.5	$233.6	$253.7
Income taxes	—	0.2	0.4	0.5
Depreciation and amortization	77.7	68.8	288.7	271.6
Interest expense	44.4	41.2	165.5	163.4
Interest income	(0.2)	(0.1)	(0.6)	(0.5)
Adjusted EBITDA	158.7	129.6	687.6	688.7
Less:
Cash paid for interest, net of capitalized interest	25.4	24.1	153.0	151.0
Maintenance capital expenditures	27.5	32.8	91.4	69.7
Base gas capital expenditures	—	—	14.7	—
Add:
Proceeds from insurance recoveries and settlements	—	—	6.3	—
Proceeds from sale of operating assets	—	12.1	2.9	60.7
Net gain on sale of operating assets	—	(0.3)	(1.1)	(29.5)
Asset impairment	1.5	2.9	3.0	4.1
Goodwill impairment	—	51.5	—	51.5
Bluegrass/Moss Lake project impairment, net of noncontrolling interest	—	—	10.0	—
Other (1)	(0.6)	—	(0.2)	3.8
Distributable Cash Flow	$106.7	$138.9	$449.4	$558.6

(1)	Includes other non-cash items, such as the equity component of allowance for funds used during construction and equity in earnings, net of noncontrolling interests.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP
NET INCOME PER UNIT RECONCILIATION
(Unaudited)

For the 2013 calculation, basic net income per unit is calculated based on the weighted average number of units outstanding for the period. Diluted net income per unit is calculated assuming that the class B units converted on the date that they became convertible, or July 1, 2013. Unless otherwise noted, basic and diluted net income per unit are the same.

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the three months ended December 31, 2014, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$36.9
Less: Net income attributable to noncontrolling interests	0.1
Net income attributable to controlling interests	36.8
Declared distribution	24.7	$24.2	$0.5
Assumed allocation of undistributed net income	12.1	11.8	0.3
Assumed allocation of net income attributable to limited partner unitholders and general partner	$36.8	$36.0	$0.8
Weighted-average units outstanding		243.3
Net income per unit		$0.15

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing basic and diluted net income per unit for the three months ended December 31, 2013, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$16.7
Less: Net loss attributable to noncontrolling interests	(2.8)
Net income attributable to controlling interests	19.5
Declared distribution	24.8	$24.3	$—	$0.5
Assumed allocation of undistributed net loss - basic	(5.3)	(5.1)	(0.1)	(0.1)
Assumed allocation of net income attributable to limited partner unitholders and general partner - basic	19.5	19.2	(0.1)	0.4
Allocation for diluted earnings per unit	—	(0.1)	0.1	—
Assumed allocation of net income attributable to limited partner unitholders and general partner - diluted	$19.5	$19.1	$—	$0.4
Weighted-average units outstanding - basic		241.2	2.0
Weighted-average units outstanding - diluted		243.3	—
Net income per unit - basic		$0.08	$(0.02)
Net income per unit - diluted		$0.08	$—

Exhibit 99.1

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the year ended December 31, 2014, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$146.8
Less: Net loss attributable to noncontrolling interests	(86.8)
Net income attributable to controlling interests	233.6
Declared distribution	99.2	$97.2	$2.0
Assumed allocation of undistributed net income	134.4	131.7	2.7
Assumed allocation of net income attributable to limited partner unitholders and general partner	$233.6	$228.9	$4.7
Weighted-average units outstanding		243.3
Net income per unit		$0.94

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing basic and diluted net income per unit for the year ended December 31, 2013, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$250.2
Less: Net loss attributable to noncontrolling interests	(3.5)
Net income attributable to controlling interests	253.7
Declared distribution	430.5	$381.8	$13.7	$35.0
Assumed allocation of undistributed net loss - basic	(176.8)	(160.5)	(12.8)	(3.5)
Assumed allocation of net income attributable to limited partner unitholders and general partner - basic	253.7	221.3	0.9	31.5
Allocation for diluted earnings per unit	—	(4.6)	4.6	—
Assumed allocation of net income attributable to limited partner unitholders and general partner - diluted	$253.7	$216.7	$5.5	$31.5
Weighted-average units outstanding - basic		220.5	17.6
Weighted-average units outstanding - diluted		226.8	11.3
Net income per unit - basic		$1.00	$0.05
Net income per unit - diluted		$0.96	$0.48

SOURCE:    Boardwalk Pipeline Partners, LP

INVESTOR CONTACTS:
Molly Ladd Whitaker, 866-913-2122
Director of Investor Relations and Corporate Communications
ir@bwpmlp.com
or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial and Administrative Officer and Treasurer

MEDIA CONTACT:
Joe Hollier, 713-479-8670
Manager of Corporate Communications
joe.hollier@bwpmlp.com